UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*



                                  SENOMYX, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)




                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)




                                    81724Q107
--------------------------------------------------------------------------------
                                 (CUSIP Number)




                                DECEMBER 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|_|      Rule 13d-1(c)
|X|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

---------------------------------
CUSIP No.  81724Q107
---------------------------------
--------------------------------------------------------------------------------
      1      NAME OF REPORTING PERSONS

             Merrill Lynch Ventures L.P. 2001
--------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
             (a)  |_|
             (b)  |X|
--------------------------------------------------------------------------------
      3      SEC USE ONLY

--------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER

                                             0
           NUMBER OF                  ------------------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         2,857,141
              EACH                    ------------------------------------------
           REPORTING                  7      SOLE DISPOSITIVE POWER
             PERSON
              WITH                           0
                                      ------------------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             2,857,141
--------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,857,141(1)
--------------------------------------------------------------------------------
      10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES (See Instructions)    |_|

--------------------------------------------------------------------------------
      11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             11.3%
--------------------------------------------------------------------------------
      12     TYPE OF REPORTING PERSON (See Instructions)

             PN
--------------------------------------------------------------------------------


     --------
     (1) As of January 20, 2005, Merrill Lynch Ventures L.P. 2001 beneficially owned no shares of the common stock of Senomyx, Inc., having sold all shares in public market transactions.

                                  SCHEDULE 13G

---------------------------------
CUSIP No.  81724Q107
---------------------------------
--------------------------------------------------------------------------------
      1      NAME OF REPORTING PERSONS

             Merrill Lynch Ventures, LLC
--------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
             (a)  |_|
             (b)  |X|
--------------------------------------------------------------------------------
      3      SEC USE ONLY

--------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER

                                             0
           NUMBER OF                  ------------------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         2,857,141
              EACH                    ------------------------------------------
           REPORTING                  7      SOLE DISPOSITIVE POWER
             PERSON
              WITH                           0
                                      ------------------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             2,857,141
--------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,857,141(1)
--------------------------------------------------------------------------------
      10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES (See Instructions)    |_|

--------------------------------------------------------------------------------
      11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             11.3%
--------------------------------------------------------------------------------
      12     TYPE OF REPORTING PERSON (See Instructions)

             OO
--------------------------------------------------------------------------------


     --------
     (1) As of January 20, 2005, Merrill Lynch Ventures, LLC beneficially owned no shares of the common stock of Senomyx, Inc., having sold all shares in public market transactions.

                                  SCHEDULE 13G

---------------------------------
CUSIP No.  81724Q107
---------------------------------
--------------------------------------------------------------------------------
      1      NAME OF REPORTING PERSONS

             Merrill Lynch Group, Inc.
--------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
             (a)  |_|
             (b)  |X|
--------------------------------------------------------------------------------
      3      SEC USE ONLY

--------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER

                                             Disclaimed (See #9 below)
           NUMBER OF                  ------------------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         Disclaimed (See #9 below)
              EACH                    ------------------------------------------
           REPORTING                  7      SOLE DISPOSITIVE POWER
             PERSON
              WITH                           Disclaimed (See #9 below)
                                      ------------------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             Disclaimed (See #9 below)
--------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             Merrill Lynch Group, Inc. disclaims beneficial ownership in all shares of Senomyx, Inc. held by Merrill Lynch Ventures L.P. 2001 and/or Merrill Lynch Ventures, LLC.
--------------------------------------------------------------------------------
      10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES (See Instructions)    |_|

--------------------------------------------------------------------------------
      11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             Disclaimed (See #9 above)
--------------------------------------------------------------------------------
      12     TYPE OF REPORTING PERSON (See Instructions)

             CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------------------
CUSIP No.  81724Q107
---------------------------------
--------------------------------------------------------------------------------
      1      NAME OF REPORTING PERSONS

             Merrill Lynch & Co., Inc.
--------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
             (a)  |_|
             (b)  |X|
--------------------------------------------------------------------------------
      3      SEC USE ONLY

--------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER

                                             Disclaimed (See #9 below)
           NUMBER OF                  ------------------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         Disclaimed (See #9 below)
              EACH                    ------------------------------------------
           REPORTING                  7      SOLE DISPOSITIVE POWER
             PERSON
              WITH                           Disclaimed (See #9 below)
                                      ------------------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             Disclaimed (See #9 below)
--------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             Merrill Lynch & Co., Inc. disclaims beneficial ownership in all shares of Senomyx, Inc. held by Merrill Lynch Ventures L.P. 2001 and/or Merrill Lynch Ventures, LLC.
--------------------------------------------------------------------------------
      10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES (See Instructions)    |_|

--------------------------------------------------------------------------------
      11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             Disclaimed (See #9 above)
--------------------------------------------------------------------------------
      12     TYPE OF REPORTING PERSON (See Instructions)

             HC, CO
--------------------------------------------------------------------------------

Item 1.

(a)    NAME OF ISSUER.

       Senomyx, Inc.

(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

       11099 North Torrey Pines Road, La Jolla, California  92037

Item 2.

(a)    NAME OF PERSON FILING.

       Merrill Lynch Ventures L.P. 2001
       Merrill Lynch Ventures, LLC
       Merrill Lynch Group, Inc.
       Merrill Lynch & Co., Inc.

(b)    Address of Principal Business Office or, if none, Residence.

       Merrill Lynch Ventures L.P. 2001
       4 World Financial Center
       New York, New York 10080

       Merrill Lynch Ventures, LLC
       4 World Financial Center
       New York, New York 10080

       Merrill Lynch Group, Inc.
       4 World Financial Center
       New York, New York 10080

       Merrill Lynch & Co., Inc.
       4 World Financial Center
       New York, New York 10080

(c)    CITIZENSHIP.

       The citizenship of all Reporting Persons is Delaware.

(d)    TITLE OF CLASS OF SECURITIES.

       Common Stock, par value $0.001 per share.

(e)    CUSIP NUMBER.

       81724Q107

Item 3. If this statement is filed pursuant to ss. 240.13d-1(b) or ss. 240.13d-2(b) or (c), check whether the person filing is a:

(a)    |_|  Broker or dealer registered under Section 15 of the Act.

(b)    |_|  Bank as defined in section 3(a)(6) of the Act.

(c)    |_|  Insurance company as defined in section 3(a)(19) of the Act.

(d)    |_|  Investment company registered under section 8 of the Investment
            Company Act of 1940.

(e)    |_|  An investment adviser in accordance with ss.
            240.13(d)-1(b)(1)(ii)(E).

(f)    |_|  An employee benefit plan or endowment fund in accordance with ss.
            240.13d-1(b)(1)(ii)(F).

(g)    |_|  A parent holding company or control person in accordance with ss.
            240.13d-1(b)(1)(ii)(G).

(h)    |_|  A savings association as defined in Section 3(b) of the Federal
            Deposit Insurance Act (12 U.S.C. 1813).

(i)    |_|  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

(j)    |_|  Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)    Amount Beneficially Owned: 2,857,141

(b)    Percent of Class: 11.3%

(c)    Number of shares as to which the person has:

       (i) sole power to vote or to direct the vote: See Item 5 of the Cover Pages.

       (ii) shared power to vote or to direct the vote: See Item 6 of the Cover Pages.

       (iii) sole power to dispose or to direct the disposition of: See Item 7 of the Cover Pages.

       (iv) shared power to dispose or to direct the disposition of: See Item 8 of the Cover Pages.

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |X|

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Merrill Lynch Group, Inc. and Merrill Lynch & Co., Inc. disclaim beneficial ownership of the shares of common stock beneficially owned by Merrill Lynch Ventures L.P. 2001 and Merrill Lynch Ventures, LLC, which such shares may be deemed to be beneficially owned by Merrill Lynch Group, Inc. and Merrill Lynch & Co., Inc. because Merrill Lynch Ventures L.P. 2001 is a partnership in which Merrill Lynch Ventures, LLC is the general partner, which is a wholly-owned subsidiary of Merrill Lynch Group, Inc., which is a wholly-owned subsidiary of Merrill Lynch & Co., Inc.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Member of the Group.

         Although Merrill Lynch Ventures L.P. 2001, Merrill Lynch Ventures, LLC, Merrill Lynch Group, Inc., and Merrill Lynch & Co., Inc. are affiliates and are filing jointly, the reporting persons are of the view that such affiliation does not cause them to act as a group for purposes of Rule 13d.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certification.

         Not applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   Merrill Lynch Ventures L.P. 2001

                                                           February 3, 2005
                                     --------------------------------------------------------------
                                                                 Date

                                                          /s/ Mandakini Puri
                                     --------------------------------------------------------------
                                                               Signature

                                     Mandakini Puri, Executive VP of Merrill Lynch Ventures, LLC,
                                          General Partner of Merrill Lynch Ventures L.P. 2001
                                     --------------------------------------------------------------
                                                              Name/Title



                                                      Merrill Lynch Ventures, LLC

                                                           February 3, 2005
                                     --------------------------------------------------------------
                                                                 Date

                                                          /s/ Mandakini Puri
                                     --------------------------------------------------------------
                                                               Signature

                                      Mandakini Puri, Executive VP of Merrill Lynch Ventures, LLC
                                     --------------------------------------------------------------
                                                              Name/Title



                                                       Merrill Lynch Group, Inc.

                                                           February 3, 2005
                                     --------------------------------------------------------------
                                                                 Date

                                                          /s/ Frank Marinaro
                                     --------------------------------------------------------------
                                                               Signature

                                     Frank Marinaro, Attorney-in-Fact of Merrill Lynch Group, Inc.
                                     --------------------------------------------------------------
                                                              Name/Title



                                                       Merrill Lynch & Co., Inc.

                                                           February 3, 2005
                                     --------------------------------------------------------------
                                                                 Date

                                                          /s/ Frank Marinaro
                                     --------------------------------------------------------------
                                                               Signature

                                     Frank Marinaro, Attorney-in-Fact of Merrill Lynch & Co., Inc.
                                     --------------------------------------------------------------
                                                              Name/Title